News Release

NovaCopper Announces Annual and Fourth QuarterFinancial Results

January 30, 2014 - Vancouver, British Columbia - NovaCopper Inc. (TSX, NYSE-MKT: NCQ) ("NovaCopper” or "the Company”) announces itsfinancial results for the year and fourth quarter ended November 30, 2013. Details of the Company's financial results are contained in the consolidated financial statements and Management's Discussion and Analysis included in the Company’s Annual Report for Form 10-K which will be available on the Company's website at www.novacopper.com, on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. All amounts are in United States dollars unless otherwise stated.

2013 Activities

We successfully completed our 2013 exploration field season program in mid-August accomplishing 8,142 meters of drilling which represents 109% of our planned drilling. We drilled 4,684 meters at the Ruby Creek zone (a potential open pit target) and 3,458 meters on depth extensions of the South Reef zone and Lower Reef mineralization (a potential underground target) of the Bornite Project. The 2013 exploration program was focused on expansion of the resources identified in the Technical Report for the Bornite Deposit, South Reef and Ruby Creek Zones, Northwest Alaska, dated February 8, 2013. Results from the drill program were released throughout the fall and winter.

The 2013 exploration field season program also saw us undertake a significant drill core re-sampling and re-assaying program at the Bornite Project consisting of 33 historical drill holes comprising 11,067 meters of drill core, which were originally drilled by Kennecott between 1957 and 1975. The re-sampling and re-assaying program confirmed previously known high-grade mineralization and extended the known limits of lower grade mineralization. The results from these 33 historical drill holes combined with the 15 holes drilled during the 2013 program at the Ruby Creek and South Reef zones will be incorporated into an updated resource estimate which is expected to be completed in the first half of 2014.

We had approved a budget of $16.0 million for our 2013 exploration program, technical reviews, formal studies and general and administrative costs. We expended a total of $14.4 million for the year ended November 30, 2013, $1.6 million or 10% under budget. A total of $8.9 million was expended on the Upper Kobuk Mineral Projects (“UKMP Projects”) in drilling activities, project support and engineering studies compared to a budget of $10.1 million. Cost savings of $1.2 million were realized through increased drill production rates, optimizing schedules to shorten the field season and deferring camp projects. We expended $5.4 million on corporate expenses compared to a budget of $5.9 million. Corporate expenses were under budget by $0.5 million or 8.5% due to cost reductions in general and administrative expenses including less corporate travel and lower office expenditures.

Other activities completed in 2013 included the release of an updated resource estimate for the Bornite Project, the results of our preliminary economic assessment study for an open-pit scenario at the Arctic deposit, and the signing of a memorandum of understanding with the Alaska Industrial Development Export Authority (“AIDEA”) to investigate the viability of permitting and constructing an industrial access road to the Ambler mining district and the UKMP Projects.

2013 Financial Results

The following selected financialinformation is prepared in accordance with U.S. GAAP.

		in thousands of dollars,
		except for per share amounts
Selected expenses	Year ended	Year ended	Year ended
	November 30,	November 30,	November 30,
	2013	2012	2011
	$	$	$
Accretion expense	-	-	974
Amortization	1,033	769	283
General and administrative	1,915	2,276	1,338
Mineral properties expense	8,894	15,327	8,600
Professional fees	947	646	76
Salaries	3,173	2,410	49
Salaries – stock-based compensation	8,225	9,411	-
Loss and comprehensive loss for the year	24,394	31,018	11,336
Basic and diluted loss per common share	$0.47	$0.67	$0.44

For the year ended November 30, 2013, we reported a net loss of $24.4 million (or $0.47basic and diluted loss per common share) compared to a net loss of $31.0 million for the corresponding period in 2012 (or $0.67 basic and diluted loss per common share) and a net loss of $11.3 million for the corresponding period in 2011 (or $0.44 basic and diluted loss per common share). This variance was primarily due to a decrease in the exploration program at our UKMP Projects for 2013 compared to the significantly increased activities at our UKMP Projects during the 2012 field season and a decrease in general and administration expenses, and stock-based compensation in the current year. In 2013, we drilled 8,142 meters compared with 17,209 meters in 2012 and 7,141 meters in 2011. Mineral property expenses consist of direct drilling, personnel, community, resource reporting and other exploration expenses, as well as indirect project support expenses such as fixed wing charters, helicopter support, fuel, and other camp operation costs. In 2012, we became a publicly listed entity, and as a result, recorded stock-based compensation expense for the first time. Total expense recognized for the year ended November 30, 2013 was $8.2 million (2012 - $9.4 million, 2011 - $nil) which included $4.8 million in expense relating to previously granted stock options and $3.4 million in expense relating to restricted and deferred share unit grants in December 2012. On November 22, 2013, we cancelled 5,710,000 stock options at an exercise price of CAD$3.11 which were granted in 2012. Remaining expenses relating to unvested options at the time of cancellation were accelerated and recognized in the year. As we were not a publicly traded entity in 2011, there is no similar charge. General and administrative expenses for the year ended November 30, 2013 were $1.9 million, a reduction of $0.4 million from the $2.3 million incurred for the year ended November 30, 2012. Expenses in 2012 were high due to the spin-out and costs incurred in connection with becoming a separate public company, compared to expenses in 2013, which represent a more consistent full year of general and administrative costs as an operating company. The comparable basic and diluted loss per common share for 2013 is lower than 2012 mainly as a result of the decreased loss and comprehensive loss for the year, as well as additional shares issued during 2013 as a result of the commitment to issue shares upon the exercise of NOVAGOLDwarrants. The basic and diluted loss per common share for 2013 is comparable to 2011 mainly as a result of the corresponding increase in net loss and number of shares outstanding. We had 100 common shares outstanding at the end of 2011 following our incorporation as a wholly-owned subsidiary of NOVAGOLDResources Inc. (“NOVAGOLD”) in April 2011. Under U.S. GAAP, as a spin-out of NOVAGOLD through a stock split, the comparable loss per share in prior periods has been restated to incorporate the shares distributed as if the spin-out occurred at inception. Expenses to April 30, 2012, the date of completion of the spin-out, were funded by NOVAGOLD and its affiliates.

Other important variances for the twelve-month period ended November 30, 2013 compared to the same period in 2012 are as follows: (a) $ 1.0 million in amortization in 2013 compared to $0.8 million in 2012 due to timing of capital purchases in the prior fiscal year; (b) $0.9 million in professional fees in 2013 compared to $0.7 million in 2012 primarily as of additional expenses incurred in listing a base shelf prospectus in Canada and the United States; (c) $3.2 million on salaries in 2013 with a similar amount of $2.4 million incurred in 2012, which reflects comparable staff costs overall annualized as we did not have full time staff until May 2012; however, 2012 also included a one-time expense of $0.6 million to account for the issuance of 76,005 common shares under the President’s employment agreement on the completion of the spin-out.

Fourth Quarter Results

During the fourth quarter of 2013, we incurred a net loss of $4.9million compared to $7.8 million for the comparable period in 2012. The decrease in net loss in 2013 compared to 2012 was a result of reduced activities in the fall of 2013 due to a shortened field season which ended in mid-August 2013 compared with the field season in 2012 which ended in early October 2012 with drilling finished in mid-September 2012. We incurred $1.0 million of mineral property expenses in the fourth quarter of 2013 compared to $3.1 million in the fourth quarter of 2012. The other item which reflects the decrease in net loss resulted from stock-based compensation of $1.4 million in the fourth quarter of 2013 compared to $1.9 million in 2012 resulting from the timing of expense due to vesting of stock options and units.

Liquidity and Capital Resources

At November 30, 2013, we had $6.5 million in cash and cash equivalents. We expended $15.2 million on operating activities during the twelve-month period ended November 30, 2013, compared with expenditures of $19.9 million for operating activities for the same period in 2012. A majority of cash spent on operating activities during both periods was expended on mineral property expenses, which also accounts for the corresponding decrease. As the exploration field season in the Ambler district is between May and early October of each year, a significant portion of the mineral property expenses and operating activities are incurred during this time frame. The decrease is also somewhat offset by an adjustment for non-cash working capital in 2012 as accounts payable and accrued liabilities were higher at $2.0 million at November 30, 2012 compared to $1.7 million at November 30, 2013. This difference relates to earlier settlement of mineral property expenses in 2013 due to the earlier end to field season in 2013.

Based on our current commitments, we have sufficient working capital for the next twelve months to fund general and administrative expensesand to maintain our properties in good standing. We expect that we will undertake financing within the next twelve months to fund our exploration activities and future general corporate expenses.

Outlook

We expect to release an updated resource estimate on the Bornite Project in late Q1/early Q2 2014 which will incorporate drilling from the 2013 exploration program as well as the results from the re-sampling and re-assaying program undertaken. We are currently working to develop the 2014 exploration program focus and initiatives.

During 2014, we will also continue to focus efforts on supporting AIDEA in permitting the Ambler Mining District Industrial Access Road which is expected to provide access to UKMP Projects. We continue to work closely with NANA Regional Corporation, Inc. on community relations and workforce development strategies. We also anticipate signing a memorandum of understanding with AIDEA in the first half of 2014 to explore the feasibility of utilizing liquid natural gas (“LNG”) trucked from the North Slope LNG Plant (or the Interior Energy Project) to the UKMP Projects site to replace diesel as the main source of fuel to operate the Arctic processing facility.

Resignation of Director

Effective immediately, Mr. Walter Segsworth has resigned from the board of directors of NovaCopper and from certain other boards which he currently servesas a result of other time commitments.Management and the board extend their appreciation to Walter for his support and contribution to the Company from our initial listing until present and wish him the very best in his future endeavors.

Advance Notice Policy

NovaCopper also announces its board of directors has adopted an advance notice policy regarding the nomination of directors (the "Advance Notice Policy") effective January 29, 2014. The purpose of the Advance Notice Policy is to provide shareholders, directors and management of the Company with direction on the procedure for shareholder nomination of directors. The Advance Notice Policy is the framework by which the Company seeks to fix a deadline by which registered or beneficial holders of common shares of the Company must submit director nominations to the Company prior to any annual or special meeting of shareholders and sets forth the information that a shareholder must include in the notice to the Company for the notice to be in proper written form. No person will be eligible for election as a director of the Company unless nominated in accordance with the provisions of the Advance Notice Policy.

In the case of an annual meeting of shareholders, notice to the Company must be made not less than 30 days and not more than 65 days prior to the date of the annual meeting; provided, however, that in the event that the annual meeting is to be held on a date that is less than 50 days after the date on which the first public announcement of the date of the annual meeting was made, notice may be made not later than the close of business on the 10th day following such public announcement.

In the case of a special meeting of shareholders (which is not also an annual meeting), notice to the Company must be made not later than the close of business on the 15th day following the day on which the first public announcement of the date of the special meeting was made.

At the next meeting of the Company's shareholders, the Company intends to seek shareholder ratification of the Advance Notice Policy.

About NovaCopper

NovaCopper Inc. is a base metals exploration company focused on exploring and developing the Ambler mining district in Alaska. It is one of the richest and most-prospective known copper-dominant districts located in one of the safest geopolitical jurisdictions in the world. It hosts world-class VMS deposits that contain copper, zinc, lead, gold and silver, and carbonate replacement deposits which have been found to host high-grade copper mineralization. Exploration efforts have been focused on two deposits in the Ambler district – the Arctic VMS deposit and the Bornite carbonate replacement deposit. Both projects are located within NovaCopper’s land package that spans approximately 143,000 hectares. NovaCopper has an agreement with NANA Regional Corporation, Inc., an Alaskan Native Corporation that provides a framework for the exploration and potential development of the Ambler mining district in cooperation with the local communities. NovaCopper’svision is to develop the Ambler mining district into a premier North American copper producer.

More information on the Company, its properties and its management team is available on the Company’s website at www.novacopper.com.

NovaCopper Contacts:

Patrick Donnelly	Elaine Sanders
Vice President, Corporate Communications	Chief Financial Officer
patrick.donnelly@novacopper.com	elaine.sanders@novacopper.com

604-638-8088 or 1-855-638-8088

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Cautionary Note Regarding Forward-Looking Statements

This press release includes certain "forward-looking information” and "forward-looking statements” (collectively "forward-looking statements”) within the meaning of applicable Canadian and United States securities legislation including the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included herein, without limitation, statements relating to the future operating or financial performance of NovaCopper, are forward-looking statements. Forward-looking statements are frequently, but not always, identified by words such as "expects”, "anticipates”, "believes”, "intends”, "estimates”, "potential”, "possible”, and similar expressions, or statements that events, conditions, or results "will”, "may”, "could”, or "should” occur or be achieved. These forward-looking statements may include statements regarding perceived merit of properties; exploration results and budgets; mineral reserves and resource estimates; work programs; capital expenditures; timelines; market prices for precious and base metals; or other statements that are not statements of fact. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from NovaCopper's expectations include the uncertainties involving the need for additional financing to explore and develop properties and availability of financing in the debt and capital markets; uncertainties involved in the interpretation of drilling results and geological tests and the estimation of reserves and resources; the need for cooperation of government agencies and native groups in the development and operation of properties; the need to obtain permits and governmental approvals; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, ore grades or recovery rates; unexpected cost increases, which could include significant increases in estimated capital and operating costs; fluctuations in metal prices and currency exchange rates; and other risk and uncertainties disclosed in NovaCopper Inc.’s Annual Report on Form 10-K dated January 29, 2014,filed with the Canadian securities regulatory authorities, theUnited States Securities and Exchange Commission and in other NovaCopper reports and documents filed with applicable securities regulatory authorities from time to time. NovaCopper's forward-looking statements reflect the beliefs, opinions and projections on the date the statements are made. NovaCopper assumes no obligation to update the forward-looking statements or beliefs, opinions, projections, or other factors, should they change, except as required by law.